Exhibit 99.1
News From
REGENCY TOWERS, 1415 W. 22ND ST., OAK BROOK, ILLINOIS 60523
FOR IMMEDIATE RELEASE
Federal Signal Appoints William H. Osborne
as President and Chief Executive Officer
OAK BROOK, Ill., September 15, 2008 – Federal Signal Corporation (NYSE: FSS), a leader in advancing security and well-being for communities and workplaces around the world, today announced that its board of directors has unanimously appointed William H. Osborne as president and chief executive officer, effective immediately. Mr. Osborne succeeds James E. Goodwin, who has been serving as interim president and chief executive officer since December 12, 2007. Mr. Goodwin, a director since October 2005, will continue to serve on Federal Signal’s board of directors.
“We are extremely pleased to welcome Bill Osborne to Federal Signal and are fortunate to have a leader of his caliber, vision and experience,” said James C. Janning, chairman of the board of directors of Federal Signal. “Over the past nine months, our board of directors has conducted an extensive search for a candidate with the operational expertise and proven leadership to effectively capitalize on the growth opportunities in our markets. Bill brings a wealth of experience building and leading complex global organizations throughout his impressive 31-year career. He possesses the strategic insight, operational and financial discipline and strong customer focus in industrial and municipal markets that is required to lead Federal Signal.”
“I am honored to become the president and chief executive officer of Federal Signal,” said Mr. Osborne. “Federal Signal is widely recognized for its product leadership, innovation and increasingly global presence. Federal Signal is solidly positioned in its markets to continue delivering products and solutions that protect people, property and the environment, and to build value for shareholders. I look forward to working closely with Federal Signal’s board and its 3,200 talented and dedicated employees around the globe to build upon the core strategy and drive world-class performance throughout the organization.”
Mr. Osborne, 48, resigned from Ford Motor Company in September 2008 in order to join Federal Signal. He has served in a number of senior-level positions with Ford since 1990, most recently serving as president and chief executive officer of Ford of Australia, where he oversaw the multi-billion dollar Southern Pacific Region and approximately 7,000 full-time employees. From 2005 to 2008, Mr. Osborne served as president and chief executive officer of Ford of Canada, one of Canada’s largest companies, with 2007 revenues of approximately $13 billion and approximately 13,000 employees. Under Mr. Osborne’s leadership, Ford of Canada gained market share for the first time after ten years of erosion, sales increased eight percent, and the business recorded record profits.

Mr. Osborne’s earlier assignments included a variety of roles in product design, development and engineering. He oversaw the development of the widely-acclaimed 2004 F-150 pick-up truck, which received numerous industry rewards and was regarded as the most advanced pick-up truck in the industry. He also served as manufacturing operations manager at Ford’s Romeo Engine Plant, which under his leadership became the V-8 engine plant in North America with the highest productivity. Prior to joining Ford, Mr. Osborne held positions at Chrysler and General Motors.
Mr. Osborne received a Master of Business Administration degree from The University of Chicago, a Master of Science degree in mechanical engineering from Wayne State University and a Bachelor of Science degree in mechanical engineering from Kettering University.
On behalf of Federal Signal’s board of directors, Mr. Janning added, “As we welcome Bill to our Company, I want to take this opportunity to thank Jim Goodwin for his vision and commitment to Federal Signal. Jim’s leadership has been instrumental during the past nine months and we greatly appreciate his many contributions and look forward to his continued service as a director of the Company. Jim will be working closely with Bill to ensure a smooth transition.”
The company will host a conference call today at 11:00 a.m. Eastern time to introduce Mr. Osborne. Also participating on the call will be James C. Janning, chairman of the board, James E. Goodwin, director, and Stephanie Kushner, chief financial officer. Investors and analysts may access the webcast at http://www.federalsignal.com. An archived replay of the investor conference call will be available on the company’s website shortly after the call concludes.
About Federal Signal
Federal Signal Corporation (NYSE: FSS) enhances the safety, security and well-being of communities and workplaces around the world.  Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and institutional customers.  Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates three groups: Safety and Security Systems, Environmental Solutions and Fire Rescue.  For more information on Federal Signal, visit: http://www.federalsignal.com.
This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission.
INVESTOR CONTACT: Stephanie Kushner, +1.630.954.2000, skushner@federalsignal.com
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